Interactive Intelligence Reports Fourth-Quarter and Full Year 2012 Financial Results

-	Total orders for the fourth quarter up 119 percent from 2011 fourth quarter; 2012 total orders up 48 percent year-over-year.
-	Cloud-based orders for the fourth quarter up 311 percent year-over-year; 2012 cloud-based orders up 123 percent year-over-year.
-	Cloud-based orders in 2012 were 35 percent of total orders, up from 23 percent in 2011.
-	Recurring revenues in 2012 increased 27 percent year-over-year to 50 percent of total revenue.

INDIANAPOLIS,  Feb. 4, 2013 -- Interactive Intelligence Group Inc. (Nasdaq: ININ), a global provider of unified IP business communications solutions, has announced financial results for the fourth quarter and full year ended Dec. 31, 2012.

“Our strong performance during the fourth quarter led to a record year for orders and revenues,” said Interactive Intelligence founder and CEO, Dr. Donald Brown. “In 2012, we have further extended our product leadership position and gained even more momentum in cloud-based offerings, which is the fastest growing segment of the contact center market. The number of our new cloud-based customers reached record levels in the fourth quarter and the total dollar amount of contracts continues growing at a rate significantly higher than the overall market.

“While continuing to add some of the most recognized global companies as customers, we remain committed to maintaining our pace of innovation, with several new products scheduled for release this year,” continued Brown. “Looking forward, given our strong global pipeline of opportunities, we are reaffirming our 2013 total order growth forecast of 20 percent and expect cloud-based orders to represent approximately 50 percent of total 2013 orders. We remain focused on innovation, product leadership and cloud-based growth and are confident in our long-term financial profile, which will be driven by growth in recurring revenues.”

Fourth Quarter 2012 Financial Highlights:

-

Orders: Total orders grew by 119 percent from the fourth quarter of 2011, while cloud-based orders were up 311 percent over the fourth quarter of 2011 and comprised 39 percent of total orders. The company signed 68 contracts over $250,000, which included 19 orders over $1.0 million, up from 37 and six, respectively, in the fourth quarter of 2011.

-

Revenues:  Total revenues were $70.5 million, an increase of 22 percent over the fourth quarter of 2011. Recurring revenues, which include both maintenance and support from perpetual license agreements and cloud-based revenues, increased 31 percent to $33.1 million and accounted for 47 percent of total revenues. Cloud-based revenues increased 47 percent to $6.6 million. Product revenues were $27.2 million and services revenues were $10.2 million, compared to $26.5 million and $6.0 million, respectively, in the fourth quarter of 2011.

-

Total Deferred Revenues: Deferred revenues increased to $91.9 million as of Dec. 31, 2012, from $75.4 million as of Dec. 31, 2011. In addition, the amount of unbilled future cloud-based revenues as of Dec. 31, 2012 increased to $89.5 million from $34.6 million as of Dec. 31, 2011. The combination of deferred revenues and unbilled future cloud-based revenues was $181.4 million, up 65 percent from $110.0 million as of Dec. 31, 2011.

Operating Income: GAAP operating income was $3.5 million for the fourth quarter of 2012, compared to $6.5 million in the fourth quarter of 2011. Non-GAAP* operating income was $5.9 million for the fourth quarter of 2012, with a non-GAAP operating margin of 8.4 percent, compared to $8.7 million and a non-GAAP operating margin of 15.0 percent in the fourth quarter of 2011. The year-over-year decline in operating income resulted from the deferral of revenues due to an increase in cloud-based orders, certain premises-based orders received in the fourth quarter of 2012 for which revenues were deferred to future periods, and the increased investment in sales, marketing, and research and development to expand the company’s product leadership and share in the cloud-based market.

-

Net Income: GAAP net income for the fourth quarter of 2012 was $2.3 million, or $0.11 per diluted share based on 20.3 million weighted average diluted shares outstanding. This compares to GAAP net income for the same quarter in 2011 of $4.6 million, or $0.23 per diluted share based on 19.9 million weighted average diluted shares outstanding.

Non-GAAP net income for the fourth quarter of 2012 was $5.7 million, or $0.28 per diluted share. This compares to non-GAAP net income of $7.3 million, or $0.37 per diluted share for the same quarter in 2011.

-	Cash, Cash Equivalents and Investments: As of Dec. 31, 2012, we had cash, cash equivalents and investments of $80.6 million.

-

Cash Flows: During the fourth quarter of 2012, the company generated $3.6 million in cash flow from operations and used $2.9 million for capital expenditures, which included expansion of its cloud infrastructure.

Full Year 2012 Financial Highlights:

-

Orders: Total orders increased 48 percent in 2012 compared to 2011, while cloud-based orders were up 123 percent year-over-year. The company signed 158 contracts over $250,000, which included 42 orders over $1.0 million, up from 113 and 17, respectively, in 2011. Cloud-based orders were 35 percent of total orders, up from 23 percent in 2011.

-

Revenues:  Total revenues were $237.4 million in 2012, an increase of 13 percent over 2011. Recurring revenues increased 27 percent to $118.3 million. Cloud-based revenues increased 54 percent year-over-year to $22.0 million. Product revenues were $88.6 million and services revenues were $30.4 million in 2012, compared to $92.8 million and $23.4 million, respectively, in 2011.

-

Operating Income: GAAP operating income in 2012 was $1.1 million, compared to $21.6 million in 2011. Non-GAAP operating income in 2012 was $10.2 million, with a non-GAAP operating margin of 4.3 percent, compared to $29.3 million and a non-GAAP operating margin of 13.9 percent in 2011. The year-over-year decline in operating income resulted from deferral of revenues due to an increase in cloud-based orders, certain premises-based orders received in 2012 for which revenues were deferred to future periods, and the increased investment in sales, marketing, and research and development to expand the company’s product leadership and share in the cloud-based market.

-

Net Income: GAAP net income was $906,000, or $0.04 per diluted share based on 20.2 million weighted average diluted shares outstanding. This compares to GAAP net income in 2011 of $14.8 million, or $0.74 per diluted share based on 19.9 million weighted average diluted shares outstanding. The annual effective tax rate was 46 percent and includes a tax reserve on certain tax positions of the company, offset by one-time benefits recorded in 2012 principally related to a change in the company’s treatment of its officer compensation.

Non-GAAP net income was $10.1 million, or $0.50 per diluted share, compared to non-GAAP net income in 2011 of $24.9 million, or $1.25 per diluted share.

-

Cash Flows: During the full year of 2012, the company generated $20.0 million in cash flow from operations, used $22.7 million for acquisitions, and used $15.6 million for capital expenditures, which included expansion of its cloud infrastructure.

* A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included with this press release. An explanation of these measures is also included below under the heading “Non-GAAP Measures.”

Additional Fourth-Quarter 2012 and Recent Highlights:

-	Interactive Intelligence was honored with a 2012 Cloud Computing Excellence Award from TMC’s Cloud Computing Magazine.

-

Interactive Intelligence launched Interaction Mobilizer™ for Windows 8, a software platform that enables mid-size to large contact centers and enterprises to rapidly deploy customer service applications for tablets and other mobile devices.

-

Interactive Intelligence released Interaction Dialer® version 4.0, a major predictive dialer software upgrade which was designed to improve ease-of-use, simplify management, and help contact centers more effectively execute dialing campaigns.

-

The company launched an e-commerce website, the Interactive Intelligence Marketplace℠, giving customers and resellers fast and easy access to products that complement the vendor’s all-in-one IP communications software suite.

Interactive Intelligence will host a conference call today at 4:30 p.m. Eastern time (EST) featuring Dr. Brown and the company's CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, please dial 1 877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence fourth-quarter earnings call.” The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence

Interactive Intelligence Group Inc. (Nasdaq: ININ) is a global provider of contact center, unified communications, and business process automation software and services. The company's unified IP business communications solutions, which can be deployed on-premise or via the cloud, are ideal for industries such as financial services, insurance, outsourcers, collections, and utilities. Interactive Intelligence was founded in 1994 and has more than 5,000 customers worldwide. The company is among Forbes Magazine's 2011 Best Small Companies in America and Software Magazine's 2012 Top 500 Global Software and Service Providers. It employs approximately 1,400 people and is headquartered in Indianapolis, Indiana. The company has offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or ; on the Net: www.inin.com.

Non-GAAP Measures

The non-GAAP measures shown in this release include revenue which was not recognized on a GAAP basis due to purchase accounting adjustments and exclude non-cash stock-based compensation expense, the amortization of certain intangible assets related to acquisitions by the company and non-cash income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense and amortization of intangibles related to acquisitions are non-cash and certain amounts of income tax expense are non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's results of operations. Further, management believes that these non-GAAP measures improve management's and investors' ability to compare the company's financial performance with other companies in the technology industry. Because stock-based compensation expense, non-cash income tax expense amounts and amortization of intangibles related to acquisitions can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options, non-cash income tax amounts and amortization of intangibles related to acquisitions for its internal budgets.

Forward Looking Statements

This release may contain certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence

+1 317.715.8412

Seth Potter

Investor Relations

ICR, Inc.

+1 646.277.1230

Christine Holley

Senior Director of Market Communications

Interactive Intelligence

+1 317.715.8220

###

Interactive Intelligence Group, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product	$27,207	$26,538	$88,626	$92,786
Recurring	33,120	25,186	118,343	93,363
Services	10,215	5,951	30,396	23,377
Total revenues	70,542	57,675	237,365	209,526
Costs of revenues:
Product	6,742	5,818	24,329	25,095
Recurring	9,053	6,227	32,227	23,801
Services	6,796	4,600	22,868	16,389
Amortization of intangible assets	58	35	163	140
Total cost of revenues	22,649	16,680	79,587	65,425
Gross profit	47,893	40,995	157,778	144,101
Operating expenses:
Sales and marketing	23,172	18,339	79,770	63,039
Research and development	12,386	9,522	45,682	35,626
General and administrative	8,312	6,284	29,722	22,729
Amortization of intangible assets	494	306	1,521	1,066
Total operating expenses	44,364	34,451	156,695	122,460
Operating income	3,529	6,544	1,083	21,641
Other income:
Interest income, net	207	134	772	434
Other income (expense)	(123)	(118)	(189)	144
Total other income	84	16	583	578
Income before income taxes	3,613	6,560	1,666	22,219
Income tax expense	1,343	1,965	760	7,421
Net income	$2,270	$4,595	$906	$14,798
Other comprehensive income:
Foreign currency translation adjustment	$129	$710	$(645)	$(73)
Net unrealized investment gain (loss)	(191)	(89)	163	93
Comprehensive income	$2,208	$5,216	$424	$14,818

Net income per share:
Basic	$0.12	$0.24	$0.05	$0.79
Diluted	0.11	0.23	0.04	0.74

Shares used to compute net income per share:
Basic	19,367	18,908	19,241	18,714
Diluted	20,308	19,850	20,162	19,885

Interactive Intelligence Group, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Recurring revenue, as reported	$ 33,120	$ 25,186	$ 118,343	$ 93,363
Purchase accounting adjustments	178	309	522	471
Non-GAAP recurring revenue	$ 33,298	$ 25,495	$ 118,865	$ 93,834

Recurring revenue gross profit as reported	$ 24,067	$ 18,959	$ 86,116	$ 69,562
Purchase accounting adjustments	178	309	522	471
Non-cash stock-based compensation expense	135	89	523	422
Non-GAAP recurring revenue gross profit	$ 24,380	$ 19,357	$ 87,161	$ 70,455
Non-GAAP recurring revenue gross margin	73.2%	75.9%	73.3%	75.1%
	.
Services revenue, as reported	$ 10,215	$ 5,951	$ 30,396	$ 23,377
Purchase accounting adjustments	-	6	-	54
Non-GAAP services revenue	$ 10,215	$ 5,957	$ 30,396	$ 23,431

Services revenue gross profit as reported	$ 3,419	$ 1,351	$ 7,528	$ 6,988
Purchase accounting adjustments	-	6	-	54
Non-cash stock-based compensation expense	27	35	147	101
Non-GAAP services revenue gross profit	$ 3,446	$ 1,392	$ 7,675	$ 7,143
Non-GAAP services revenue gross margin	33.7%	23.4%	25.3%	30.5%

Total revenue, as reported	$ 70,542	$ 57,675	$ 237,365	$ 209,526
Purchase accounting adjustments	178	315	522	525
Non-GAAP total revenue	$ 70,720	$ 57,990	$ 237,887	$ 210,051

Gross Profit	$ 47,893	$ 40,995	$ 157,778	$ 144,101
Purchase accounting adjustments	178	315	522	525
Operating expenses	58	35	163	140
Non-cash stock-based compensation expense	162	124	670	523
Non-GAAP gross profit	$ 48,291	$ 41,469	$ 159,133	$ 145,289
Non-GAAP gross margin	68.3%	71.5%	66.9%	69.2%

Operating income, as reported	$ 3,529	$ 6,544	$ 1,083	$ 21,641
Purchase accounting adjustments	769	849	2,487	2,331
Non-cash stock-based compensation expense	1,650	1,294	6,677	5,298
Non-GAAP operating income	$ 5,948	$ 8,687	$ 10,247	$ 29,270
Non-GAAP operating margin	8.4%	15.0%	4.3%	13.9%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income, as reported	$ 2,270	$ 4,595	$ 906	$ 14,798
Purchase accounting adjustments:
Increase to revenues:
Recurring	178	309	522	471
Services	-	6	-	54
Reduction of operating expenses:
Customer Relationships	449	261	1,341	886
Technology	58	35	163	140
Non-compete agreements	46	45	180	180
Acquisition Costs	38	193	281	600
Total	769	849	2,487	2,331
Non-cash stock-based compensation expense:
Cost of recurring revenues	135	89	523	422
Cost of services revenues	27	35	147	101
Sales and marketing	543	394	2,250	1,677
Research and development	510	374	1,886	1,570
General and administrative	435	402	1,871	1,528
Total	1,650	1,294	6,677	5,298
Non-cash income tax expense	1,039	522	-	2,434
Non-GAAP net income	$ 5,728	$ 7,260	$ 10,070	$ 24,861

Diluted EPS, as reported	$ 0.11	$ 0.23	$ 0.04	$ 0.74
Purchase accounting adjustments	0.04	0.04	0.12	0.12
Non-cash stock-based compensation expense	0.08	0.07	0.34	0.27
Non-cash income tax expense	0.05	0.03	-	0.12
Non-GAAP diluted EPS	$ 0.28	$ 0.37	$ 0.50	$ 1.25

Interactive Intelligence Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	Year Ended
	December 31,
	2012	2011
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$ 45,057	$ 28,465
Short-term investments	23,816	40,589
Accounts receivable, net	68,409	56,331
Deferred tax assets, net	16,600	8,952
Prepaid expenses	15,565	11,474
Other current assets	5,958	4,966
Total current assets	175,405	150,777
Long-term investments	11,757	23,415
Property and equipment, net	26,816	18,304
Goodwill	38,723	22,696
Intangible assets, net	22,676	15,029
Other assets, net	6,419	2,581
Total assets	$ 281,796	$ 232,802

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 8,795	$ 5,434
Accrued liabilities	23,008	11,111
Accrued compensation and related expenses	13,640	8,870
Deferred product revenues	5,999	3,870
Deferred services revenues	67,893	57,423
Total current liabilities	119,336	86,708
Long-term deferred revenues	18,000	14,141
Deferred tax liabilities, net	99	1,688
Other long-term liabilities	244	291
Total liabilities	$ 137,679	$ 102,828

Shareholders' equity:
Preferred stock	-	-
Common stock	194	190
Additional paid-in-capital	133,359	119,644
Accumulated other comprehensive loss	(675)	(193)
Retained earnings	11,239	10,333
Total shareholders' equity	144,117	129,974
Total liabilities and shareholders' equity	$ 281,796	$ 232,802

Interactive Intelligence Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	December 31,
	2012	2011
	(unaudited)
Operating activities:
Net income	$ 906	$ 14,798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation
Amortization	7,975	5,669
Other non-cash items	1,776	1,209
Stock-based compensation expense	(757)	37
Tax benefits from stock-based payment arrangements	6,676	5,298
Deferred income tax	(1,586)	(3,336)
Amortization (accretion) of investment income	(12,311)	(524)
Loss (gain) on disposal of fixed assets	846	(1,165)
Changes in operating assets and liabilities:	(74)	4
Accounts receivable
Prepaid expenses	(10,166)	(13,313)
Other current assets	(3,918)	(2,888)
Other assets	(975)	(85)
Accounts payable	(3,838)	(1,778)
Accrued liabilities	5,071	(7,700)
Accrued compensation and related expenses	11,941	6,918
Deferred product revenues	4,400	(918)
Deferred services revenues	1,190	489
	12,850	18,675
Net cash provided by operating activities	20,006	21,390

Investing activities:
Sales of available-for-sale investments	58,234	73,118
Purchases of available-for-sale investments	(30,348)	(98,205)
Purchases of property and equipment	(15,554)	(13,280)
Acquisitions, net of cash	(22,651)	(13,376)
Unrealized gain (loss) on investment	(138)	1
Net cash used in investing activities	(10,457)	(51,742)

Financing activities:
Proceeds from stock options exercised	5,030	6,671
Proceeds from issuance of common stock	680	510
Employee taxes withheld for restricted stock units	(253)	-
Tax benefits from stock-based payment arrangements	1,586	3,336
Net cash provided by financing activities	7,043	10,517
Net increase (decrease) in cash and cash equivalents	16,592	(19,835)
Cash and cash equivalents, beginning of period	28,465	48,300
Cash and cash equivalents, end of period	$ 45,057	$ 28,465

Cash paid during the period for:
Interest	$ 5	$ 3
Income taxes	3,213	2,835

Other non-cash item:
Purchases of property and equipment payable at end of period	44	70

Supplemental Data
(Dollars in thousands)
(unaudited)

	2011					2012
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Margins (GAAP):
Product	70.2%	73.6%	69.1%	78.1%	73.4%	70.9%	69.5%	73.4%	75.2%	72.5%
Recurring	74.5%	74.0%	73.8%	75.3%	74.0%	73.8%	72.4%	72.3%	72.7%	72.8%
Services	40.3%	28.0%	27.9%	22.7%	29.9%	19.7%	22.6%	18.9%	33.5%	24.8%
Overall	68.1%	68.9%	66.7%	71.1%	68.8%	66.8%	65.2%	65.6%	67.9%	66.5%

Year-over-year Revenue Growth (GAAP):
Product	31.5%	33.7%	7.3%	9.0%	18.7%	-4.8%	-18.8%	3.3%	2.5%	-4.5%
Recurring	30.3%	35.1%	45.7%	22.8%	33.0%	31.1%	27.2%	17.9%	31.5%	26.8%
Services	87.7%	30.4%	26.3%	4.3%	31.6%	-8.4%	23.5%	34.7%	71.7%	30.0%
Overall	36.3%	33.9%	24.6%	13.9%	26.0%	10.6%	5.4%	13.7%	22.3%	13.3%

Orders:
Over $1 million	3	5	3	6	17	6	8	9	19	42
Between $250,000 and $1 million	24	27	14	31	96	11	28	28	49	116

Number of new customers	65	81	55	103	304	60	67	65	110	302

Average new customer order:
Overall	$ 275	$ 240	$ 314	$ 259	$ 267	$ 240	$ 349	$ 409	$ 623	$ 440
Cloud-based	488	282	3,691	642	693	761	557	822	1,134	866